Exhibit 99.2

May 20, 2009

TriNet Group, Inc.

Gin Acquisition, Inc.

c/o TriNet Group, Inc.

1100 San Leandro Blvd., Suite 300
San Leandro, CA 94577

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 4, 2009, by and among TriNet Group, Inc., a Delaware corporation (“Parent”), Gin Acquisition, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Gevity HR, Inc., a Florida corporation (the “Company”), pursuant to which Merger Sub will be merged with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Parent.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement and all references to “Sections” or “Articles” herein shall be deemed to refer to Sections or Articles of the Merger Agreement.

Parent, Merger Sub and the Company desire to provide for the closing of the Merger (the “Closing”) on a date that is optimal for financial, accounting, business and other purposes.  Accordingly, in consideration of the agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Parent, Merger Sub and the Company hereby agree as follows:

1.                                       Agreements with respect to the Closing.

(a)                                  Section 1.02 of the Merger Agreement provides that, unless the Merger Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the Closing will take place at 10:00 a.m., Eastern Time (the “Closing Date”) at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York on the third Business Day (the “Scheduled Closing Date”) following the date on which the last of such conditions (other than any condition which, by its nature, is to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions)) is satisfied or waived in accordance with the Merger Agreement (the date on which such conditions (other than any condition which, by its nature, is to be satisfied at the Closing) are satisfied or waived being the “Condition Satisfaction Date”), or at such other time, date or place as Parent and the Company may agree.

(b)                                 Pursuant to Section 1.02 of the Merger Agreement, Parent and the Company hereby agree that, subject to the delivery of the Pre-Closing Documents (as defined below) on the Scheduled Closing Date, the Closing shall occur on June 1, 2009 (the “Extended Closing Date”).  On the Scheduled Closing Date:

(i)            the Company shall deliver to Parent and Merger Sub (x) the certificate contemplated by Section 7.02(c) of the Merger Agreement certifying as to such matters as of the Scheduled Closing Date and (y) the affidavit contemplated by Section 7.02(e) of the Merger Agreement certifying as to the matters contemplated by Section 7.02(e) as of the Scheduled Closing Date (the deliveries described in the foregoing clauses (x) and (y), collectively, the “Initial Closing Certificates”); and

(ii)         following receipt of the Initial Closing Certificates, Parent shall deliver to the Company a written notice, which notice shall (x) expressly acknowledge the occurrence of the Condition Satisfaction Date, (y) state that Parent has elected to postpone the Closing Date to the Extended Closing Date and (z) expressly acknowledge the waivers by Parent and Merger Sub and the satisfaction of the closing conditions by the Company on the terms set forth in this letter agreement (the “Closing Postponement Notice” and, together with the Initial Closing Certificates, the “Pre-Closing Documents”).

(c)                                  If on the Scheduled Closing Date the Company fails to deliver the Initial Closing Certificates or Parent fails to deliver the Closing Postponement Notice, then this letter agreement shall have no force or effect and the rights and obligations of the parties shall be as set forth in the Merger Agreement.  If on the Scheduled Closing Date the Company delivers the Initial Closing Certificates and Parent delivers the Closing Postponement Notice, then:

(i)            the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Sections 7.01(a), 7.01(b), 7.01(c), 7.01(d), 7.02(a), 7.02(b), 7.02(c), 7.02(d) and 7.02(e) shall be deemed to be satisfied in their entirety for purposes of the Closing and irrevocably waived by Parent and Merger Sub in all respects, except to the extent of a failure of the condition set forth in Section 7.02(b) to be satisfied on or after the Scheduled Closing Date due to a willful breach by the Company of a covenant or agreement contained in the Merger Agreement occurring solely on or after the Scheduled Closing Date;

(ii)         the Company shall, on the Extended Closing Date, as a condition to the obligations of Parent and Merger Sub to consummate the Merger, deliver a certificate to Parent and Merger Sub certifying that, on and after the Scheduled Closing Date through and including the Extended Closing Date, the Company has not willfully breached any covenant or agreement contained in the Merger Agreement such that the condition set forth in Section 7.02(b) shall not be satisfied as of the Extended Closing Date; and

(iii)      Parent’s and Merger Sub’s right to terminate the Merger Agreement pursuant to Sections 8.01(c), 8.01(d) (except with respect to a willful breach by the Company of a covenant or agreement contained in the Merger Agreement on or after the Scheduled Closing Date), 8.01(f) or 8.01(g) shall be deemed to be irrevocably waived by Parent and Merger Sub in all respects.

2.                                       Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given in accordance with the notice procedures set forth in Section 9.02 of the Merger Agreement.

3.                                       Governing Law.  This letter agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to the choice of law principles therein), except to the extent that the Laws of the State of Florida mandatorily apply.

4.                                       Counterparts.  This letter agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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If the foregoing accurately reflects our understanding, please sign below to evidence your acceptance and agreement with the foregoing and return one copy of this letter to the undersigned, whereupon it shall become a binding agreement.

Very Truly Yours,

/s/ Michael J. Lavington
Michael J. Lavington,
Chairman and Chief Executive Officer
Gevity HR, Inc.

Agreed and accepted as of the date first above written:

TRINET GROUP, INC.

By:	/s/ Gregory L. Hammond
	Name:	Gregory L. Hammond
	Title:	Secretary

GIN ACQUISITION, INC.

By:	/s/ Gregory L. Hammond
	Name:	Gregory L. Hammond
	Title:	Secretary